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                             ARCO Chemical Company [LOGO APPEARS HERE]

                                         PUBLIC AFFAIRS     NEWS
                                 3801 West Chester Pike
                          Newtown Square, PA 19073-2387

FOR RELEASE: Immediately

          ARCO CHEMICAL LAUNCHES PROGRAM TO REDUCE COSTS, STREAMLINE
                             OPERATIONS WORLDWIDE

     Newtown Square, PA, June 24, 1997 -- ARCO Chemical announced today that it is implementing a program that will result in $150 million in annual cost savings. A key part of the savings will come from a reduction of 800 to 1,100 employee and contractor positions over the next few years, on a worldwide base of 5,300 positions.

     The changes are part of a broad initiative, discussed last month by CEO Alan R. Hirsig at the company's Annual Meeting of Stockholders, to build shareholder value, to increase efficiency, and achieve a double-digit percentage reduction in the company's fixed and controlled costs, which are roughly $750 million a year. The cost reductions are to be substantially in place by 1999.

     "Our drive is to be a highly competitive chemical company with leadership profitability, excellent growth prospects, and greatly enhanced value for all stakeholders, including shareholders, customers, and employees," Hirsig said. "Other steps we've taken to enhance shareholder value include setting significant stock ownership requirements for directors and executives; adopting a new financial measure, Return on Capital Managed (RCM), as a way to focus all parts of the organization on increasing the company's profitability; and raising the percentage of employee compensation that is linked to the company's financial success."

                                    (more)
                                  EXHIBIT 99
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ARCO Chemical Launches Program/add 1

     ARCO Chemical remains committed to profitable growth in its core businesses and continues its drive to introduce differential, value-added products that meet market needs. "Our program of cost reduction can be done at the same time we continue to grow the company and is consistent with our efforts to serve our customers," Hirsig added.

     A number of changes have already been implemented. These include the recent realignment of the company's business structure to speed commercialization of growth opportunities and better reflect the realities of the marketplace; creation of a Supply Chain organization to minimize raw material and logistics costs, reduce working capital, and better meet customer needs; and merging the Manufacturing and Engineering functions to achieve production economies. The restructuring effort will continue through the end of 1998. The company anticipates that a special charge to earnings will be taken later in 1997 to account for the costs of the program. The amount of the charge has not been determined.

     "Once we are through this transition, we will emerge as a company that is better prepared to grow, even more agile in its decision-making, and clearly focused on building value for shareholders," commented Hirsig. "Our ultimate goal is to be a highly competitive chemical company with excellent growth potential."

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For further information, contact:

     Sallie D. Anderson, Communications (610) 359-5773, or
     Patricia D. Bartlett, Investor Relations (610) 359-3171.

For a menu of ARCO Chemical's news releases and to retrieve a specific release, visit ARCO Chemical's website at http://www.arcochem.com on the Internet. To receive a press release by fax, call 800-758-5804; use code #062063.